EXPRESS, INC. PROVIDES UPDATE ON TEMPORARY STORE CLOSURES

Columbus, Ohio – March 27, 2020 – Fashion apparel retailer Express, Inc. (NYSE: EXPR) today provided a business update in response to the COVID-19 pandemic.

With the health and safety of its associates, customers and communities in mind, all Express and Express Factory Outlet stores will remain closed until further notice. The Company will continue to follow the guidance of local, state and federal governments, as well as health organizations, to determine when it can safely reopen its stores. The Express website and mobile app remain available to customers.

About Express, Inc.:

Express is a leading fashion brand for women and men. Since 1980, Express has provided the latest apparel and accessories to help customers build a wardrobe for every occasion, offering fashion and quality at an attractive value. The company operates retail and factory outlet stores in the United States and Puerto Rico, as well as an online destination. For more information, please visit www.express.com.

Investor Contact:
Dan Aldridge
daldridge@express.com
(614) 474-4890

Media Contact:
Alysa Spittle
aspittle@express.com
(614) 474-4745